UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_____________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 24, 2023
ETSY, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-36911	20-4898921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Adams Street
Brooklyn, New York 11201
(Address of principal executive offices, including zip code)
(718) 880-3660
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
_____________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ETSY	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.□

Item 1.01. Entry into a Material Definitive Agreement.

On March 24, 2023, Etsy, Inc. (“Etsy”) entered into a $400.0 million senior secured revolving credit facility pursuant to an Amended and Restated Credit Agreement (the “2023 Credit Agreement”) among Etsy, as borrower, certain subsidiaries of Etsy party thereto as guarantors, the lenders party thereto and JPMorgan Chase Bank N.A., as administrative Agent. The 2023 Credit Agreement will mature in March 2028 and includes a letter of credit sublimit of $60.0 million and a swingline loan sublimit of $20.0 million.

The 2023 Credit Agreement amends and restates in its entirety that certain Credit Agreement, dated as of February 25, 2019, between Etsy, as borrower, the lenders party thereto from time to time, and Citibank N.A., as administrative Agent.

Borrowings under the 2023 Credit Agreement (other than swingline loans) bear interest, at Etsy’s option, at (i) a base rate equal to the highest of (a) the prime rate, (b) the federal funds rate plus 0.50%, and (c) an adjusted Term SOFR rate for a one-month interest period plus 1.00%, in each case plus a margin ranging from 0.50% to 1.25% or (ii) an adjusted Term SOFR rate plus a margin ranging from 1.50% to 2.25%. Swingline loans under the 2023 Credit Agreement bear interest at the same base rate (plus the margin applicable to borrowings bearing interest at the base rate). These margins are determined based on the senior secured net leverage ratio (defined as secured funded debt, net of unrestricted cash up to $100.0 million, to EBITDA (as defined in the 2023 Credit Agreement)) for the preceding four fiscal quarter periods. Etsy is also obligated to pay other customary fees for a credit facility of this size and type, including an unused commitment fee, ranging from 0.20% to 0.35% depending on Etsy’s senior secured net leverage ratio, and fees associated with letters of credit. The 2023 Credit Agreement also permits Etsy, in certain circumstances, to request an increase in the facility by an amount of up to $200.0 million at the same maturity, pricing and other terms and to request an extension of the maturity date for the facility. In connection with the 2023 Credit Agreement, Etsy also paid the lenders certain upfront fees.

The 2023 Credit Agreement contains customary representations and warranties applicable to Etsy and its subsidiaries and customary affirmative and negative covenants applicable to the Etsy and its restricted subsidiaries. The negative covenants include restrictions on, among other things, indebtedness, liens, certain fundamental changes (including mergers), investments, dispositions, restricted payments (including dividends and stock repurchases), prepayments of junior debt, and transactions with affiliates. These restrictions do not prohibit an Etsy subsidiary from making pro rata payments to Etsy or any other person that owns an equity interest in such subsidiary. The 2023 Credit Agreement contains a financial covenant, tested as of the last day of each fiscal quarter, that requires Etsy and its subsidiaries to maintain a senior secured net leverage ratio equal to or less than 3.50 to 1.00, subject to an increase, at Etsy’s option, to 4.00 to 1.00 for a specified period of time in the event of certain material acquisitions.

The 2023 Credit Agreement includes customary events of default, including, but not limited to, nonpayment of principal or interest, breaches of representations and warranties, failure to perform or observe covenants, cross-defaults with certain other indebtedness, final judgments or orders, certain change of control events, and certain bankruptcy-related events or proceedings. Upon the occurrence of an event of default (subject to notice and grace periods), obligations under the 2023 Credit Agreement could be accelerated.

Subject to certain exceptions, to the extent Etsy has any material domestic subsidiaries, the obligations under the 2023 Credit Agreement are required to be guaranteed by such material domestic subsidiaries. The obligations under the 2023 Credit Agreement are secured by all or substantially all of the assets of Etsy and the subsidiary guarantors.

At March 27, 2023, Etsy did not have any borrowings under the 2023 Credit Agreement.

The foregoing description of the 2023 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the 2023 Credit Agreement which will be filed as an exhibit to Etsy’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the 2023 Credit Agreement set forth under Item 1.01 is incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETSY, INC.

By: /s/ Rachel Glaser
Rachel Glaser
Chief Financial Officer
Dated: March 27, 2023